Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Wayside Technology Group, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 27, 2019

Shepherd Kaplan Krochuk, LLC

By:	/s/ Timothy Krochuk
	Name:	Timothy Krochuk
	Title:	Managing Member

/s/ David Shepherd
David Shepherd

/s/ David Kaplan
David Kaplan

/s/ Timothy Krochuk
Timothy Krochuk

North & Webster SSG, LLC

By:	/s/ Samuel Kidston
	Name:	Samuel Kidston
	Title:	Managing Member

/s/ Samuel Kidston
Samuel Kidston